Exhibit 4.49

First Amendment

To The Exclusive Ragnarok Online 2 License and Distribution Agreement

This Amendment (hereinafter referred to as “This amendment”) is made and entered into on this 1st day of January, 2014 (hereinafter referred to as “Effective Date”), by and between Gravity Co., Ltd. (hereinafter referred to as “Licensor”) a corporation duly organised and existing under the laws of the Republic of Korea (hereinafter referred to as “Korea”) and having its offices at 15F, Nuritkum Square BIZ Tower, 1605, Sangam-Dong, Mapo-Gu, Seoul, Korea, (hereinafter to as “Korea”)and PT. LYTO DATARINDO FORTUNA., a corporation having its principal place of business at Cyber Building 1st floor, JI, Kuningan Barat No. 8 Jakarta 12710, Indonesia (hereinafter called “Licensee”).

RECITALS

WHEREAS, Licensor and Licensee (“Parties” collectively) entered into the Exclusive Ragnarok Online 2 License and Distribution Agreement (“Original Agreement”), dated on October 15th, 2007.

WHEREAS, Parties hereto desire to amend the Original Agreement as set forth below;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, Parties agree as follows:

1. License Fee

Licensor agrees that Licensee shall pay to Licensor a non-refundable, non-recoupable sum of One Hundred and Fifty Thousand US Dollars (US$ 150,000), in five(5) installments of Thirty Thousand US Dollars (US$ 30,000) within Fourteen (14) calendar days from the first day of every three(3) months after the Effective Date of this Amendment, which is the unpaid 4th installment of the License Fee in the Article 5.1 of the Original Agreement.

2. Minimum Guaranteed Payment

The Article 5.2 of the Original Agreement shall be amended as the following languages;

5.2 Minimum Guaranteed Payment

Licensee shall pay to Licensor a non-refundable, non-recoupable sum of Four Hundred Thousand United States Dollars (US$400,000) as a Minimum Guaranteed Royalty (hereinafter referred to as “the MG payment”) within the Term of this Agreement after the Commercial service date of the Game.

Upon Licensee’s receipt of Licensor’s written invoice, Licensee shall pay an actual Royalty Payment on a monthly basis within Twenty (20) days after the end of the applicable month. To avoid of doubt, if the accumulated Royalty Payment actually made by Licensee to Licensor during the Term of this Agreement does not reach the total amount of the MG payment, Licensee shall pay to Licensor the balance of MG Payment at once within Thirty (30) calendar days after the expiration or termination of The Agreement.

3. Advertising & Promotion

The Article 7.2 of the Original Agreement shall be amended as the following languages;

7.2                   For the advertising and promotion of the Game in the Territory, Licensee agrees to spend minimum of Ten percent (10%) of gross revenues for each twelve-month period from the launching date of commercial service, and additionally Licensee agrees to spend Three Hundred Thousand US Dollars (US$ 300,000) from the end of 2013 to the end of 1st Quarter of 2014 for the marketing purposes of the Game. Such amount shall include funds spent directly by Licensee or by third parties with which Licensee has marketing or distribution agreements. Licensee shall provide Licensor with detailed information on Licensee’s advertising activities every month in the Monthly Reports as stipulated in Article 6.2 In addition, Licensee shall provide Licensor with a separate marketing activity report on June 30 and December 31 of each year covering the preceding six (6) months’ period. Such report shall be made within thirty (30) days after the end of the last month of half year period.

4. Continuing Effectiveness of the Original Agreement

Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants, or agreements contained in the Original Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, Parties have executed this Amendment on the date first above-written.

Gravity Co., Ltd.		PT. LYTO DATARINDO FORTUNA

By:		By:
Name:	Hyun Chul Park	Name:	Andi Suryanto
Title:	CEO	Title:	CEO
Date:		Date: